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-------------------------------                 -------------------------------
     CUSIP No. 73111k 10 8           13G               Page 1 of 7 Pages
-------------------------------                 -------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


           Information to be Included in Statements Filed Pursuant to
               Rule 13d-1(b) and (c) and Amendments Thereto Filed
                            Pursuant to Rule 13d-2(b)


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )


                               POLITICS.COM, INC.
------------------------------------------------------------------------------
                                (Name of Issuer)


                        COMMON STOCK, PAR VALUE $0.00001
------------------------------------------------------------------------------
                         (Title or Class of Securities)



                                   73111k 10 8
------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  JULY 26, 2000
------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ /   Rule 13d-1(b)
/x/   Rule 13d-1(c)
/ /   Rule 13d-1(d)


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-------------------------------                 ------------------------------
     CUSIP No. 73111k 10 8           13G               Page 2 of 7 Pages
-------------------------------                 ------------------------------


------- ----------------------------------------------------------------------
1. Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        BURT ALIMANSKY

------- ----------------------------------------------------------------------
2.      Check The Appropriate Box If A Member Of A Group
                                                                      (a) /x/
                                                                      (b) / /

------- ----------------------------------------------------------------------
3.      SEC USE ONLY



------- ----------------------------------------------------------------------
4.      Citizenship or Place of Organization

        UNITED STATES OF AMERICA
----------------------------------- ------ -----------------------------------
            Number of               5.     Sole Voting Power

              Shares                       30,000
                                    ------ -----------------------------------
           Beneficially             6.     Shared Voting Power

             Owned by                      -0-
                                    ------ -----------------------------------
               Each                 7.     Sole Dispositive Power

            Reporting                      30,000
                                    ------ -----------------------------------
           Person With              8.     Shared Dispositive Power
                                           -0-
----------------------------------- ------ -----------------------------------
9.            Aggregate Amount Beneficially Owned by Each Reporting Person

              30,000
------------- ----------------------------------------------------------------
10.           Check Box if the Aggregate Amount In Row (9) Excludes Certain
              Shares * (SEE Instructions)                             /x/
------------- ----------------------------------------------------------------
11.           Percent Of Class Represented By Amount In Row 9
              0.06%
------------- ----------------------------------------------------------------
12.           Type of Reporting Person (SEE Instructions)
              IN
------------- ----------------------------------------------------------------


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     CUSIP No. 73111k 10 8           13G               Page 3 of 7 Pages
-------------------------------                 ------------------------------



------- ----------------------------------------------------------------------
1. Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        ARLENE WEST

------- ----------------------------------------------------------------------
2.      Check The Appropriate Box If A Member Of A Group
                                                                      (a) /x/
                                                                      (b) / /

------- ----------------------------------------------------------------------
3.      SEC USE ONLY



------- ----------------------------------------------------------------------
4.      Citizenship or Place of Organization

        UNITED STATES OF AMERICA
----------------------------------- ------ -----------------------------------
            Number of               5.     Sole Voting Power

              Shares                       215,000
                                    ------ -----------------------------------
           Beneficially             6.     Shared Voting Power

             Owned by                      -0-
                                    ------ -----------------------------------
               Each                 7.     Sole Dispositive Power

            Reporting                      215,000
                                    ------ -----------------------------------
           Person With              8.     Shared Dispositive Power
                                           -0-
----------------------------------- ------ -----------------------------------
9.            Aggregate Amount Beneficially Owned by Each Reporting Person

              215,000
------------- ----------------------------------------------------------------
10.           Check Box if the Aggregate Amount In Row (9) Excludes Certain
              Shares * (SEE Instructions)                             /x/
------------- ----------------------------------------------------------------
11.           Percent Of Class Represented By Amount In Row 9
              0.43%
------------- ----------------------------------------------------------------
12.           Type of Reporting Person (SEE Instructions)
              IN
------------- ----------------------------------------------------------------


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-------------------------------                 ------------------------------
     CUSIP No. 73111k 10 8           13G               Page 4 of 7 Pages
-------------------------------                 ------------------------------


ITEM 1(a)       Name of Issuer:

                POLITICS.COM, INC.
------------------------------------------------------------------------------
ITEM 1(b)       Address of Issuer's Principal Executive Offices:

                2530 S. RURAL ROAD, TEMPE, AZ 85282
------------------------------------------------------------------------------
ITEM 2(a)       Name of Person Filing:

                BURT ALIMANSKY AND ARLENE WEST
------------------------------------------------------------------------------
ITEM 2(b)       Address of Principal Business Office or, if none, Residence:

                605 MADISON AVENUE, SUITE 300, NEW YORK, NY 10222
------------------------------------------------------------------------------
ITEM 2(c)       Citizenship:

                UNITED STATES OF AMERICA
------------------------------------------------------------------------------
ITEM 2(d)       Title of Class of Securities:

                COMMON STOCK, PAR VALUE $0.00001
------------------------------------------------------------------------------
ITEM 2(e).      CUSIP Number:

                73111k 10 8
------------------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                (a) / / Broker or dealer registered under Section 15 of the
                    Exchange Act.

                (b) / / Bank as defined in Section 3(a)(6) of the Exchange
                    Act.

                (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                (d) / / Investment company registered under Section 8 of the
                    Investment Company Act.

                (e) / / An investment adviser in accordance with Rule 13d-1(b)
                    (1)(ii)(E);

                (f) / / An employee benefit plan or endowment fund in
                    accordance with Rule 13d-1(b)(1)(ii)(F);

                (g) / / A parent holding company or control person in
                    accordance with Rule 13d-1(b)(1)(ii)(G);

                (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



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     CUSIP No. 73111k 10 8           13G               Page 5 of 7 Pages
-------------------------------                 ------------------------------


ITEM 4. OWNERSHIP.

        (a) Amount Beneficially Owned:
            MR. ALIMANSKY       30,000 SHARES
            MS. WEST           215,000 SHARES
            -------------      --------------
            TOTAL              245,000 SHARES

            EACH OF MR. ALIMANSKY AND MS. WEST DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD BY THE OTHER.

        (b) Percent of Class: .49% (REPRESENTS THE COMBINED BENEFICIAL OWNERSHIP OF MR. ALIMANSKY AND MS. WEST).

        (c) Number of Shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:
                  MR. ALIMANKSY        30,000 SHARES
                  MS. WEST            215,000 SHARES
                  -------------       --------------
                  TOTAL               245,000 SHARES

            (ii)  Shared power to vote or to direct the vote:  -0-

            (iii) Sole power to dispose or to direct the disposition of:
                  MR. ALIMANKSY        30,000 SHARES
                  MS. WEST            215,000 SHARES
                  -------------       --------------
                  TOTAL               245,000 SHARES

            (iv)  Shared power to dispose or to direct the disposition of: -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /x/

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.



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     CUSIP No. 73111k 10 8           13G               Page 6 of 7 Pages
-------------------------------                 -------------------------------


ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            Date:  August 4, 2000



                                            By:/S/ BURT ALIMANSKY
                                               --------------------------------
                                               Name:  Burt Alimansky
                                               Title:  Director



                                            By:/S/ ARLENE WEST
                                               --------------------------------
                                               Arlene West

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     CUSIP No. 73111k 10 8           13G               Page 7 of 7 Pages
-------------------------------                 -------------------------------



                                    EXHIBIT 1


                   AGREEMENT PURSUANT TO RULE 13d-1(k)(1)(III)



     Pursuant to Rule 13d-1(k)(1)(iii), the undersigned Burt Alimansky and Arlene West, do hereby agree that the Schedule 13G to which this Agreement is attached as an exhibit shall be deemed filed on behalf of each of Burt Alimansky and Arlene West.



Dated:  August 4, 2000                        By:/S/ BURT ALIMANSKY
                                              ---------------------------------
                                              Burt Alimansky



Dated: August 4, 2000                         By:/S/ ARLENE WEST
                                              ---------------------------------
                                              Arlene West